Exhibit 11.1 ---  Statement Re:  Computation of Net Loss Per Common Share


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                                                                 Three months ended
                                                                      March 31,
                                                           ----------------------------
                                                               1996            1995
                                                           -------------   ------------

Average shares outstanding                                    10,913,132      6,787,052

Adjustments for issuance of common stock and other instruments within one year of the initial filing of the registration statement:

          Common stock issued
          Common stock options granted                               0          333,455
          Common stock issuable upon conversion
            of preferred stock issued                                0        1,705,882
          Common stock issuable upon conversion
            of preferred options granted                             0          473,855
                                                             -----------    -----------

Weighted average shares used in calculating per share data    10,913,132      9,300,244

Net loss attributable to common stockholders                  (7,630,819)    (5,995,745)

Net loss per common share                                    ($     0.70)   ($     0.64)




  (a) Adjusted to add back the preferred stock dividend based upon assumed conversion of preferred stock to common stock issued within one year of filing for an initial public offering.
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